Exhibit 10: MEDITECH 2004 Stock Purchase Plan

The objective of the Stock Purchase Plan is to provide the Company's staff with an opportunity to purchase shares of the Company's stock and thereby individually become shareholders or increase their share holdings. Stock ownership is an important part of the Company's employment and retention strategy. Furthermore, stock ownership motivates the staff and more closely aligns the interest of the staff with that of the shareholders. The Plan will be implemented through annual offering of shares of the Company's stock to the staff.

Authorization: At the beginning of each year, the Board of Directors shall review the Stock Purchase Plan and amend it if the Board believes it necessary or appropriate. The Board shall then vote to set the total number of shares to be offered to the Company's staff under the Plan for that year. In setting the number of shares to be offered, the Board shall take into account the objective of the Plan and the potential dilution to existing shareholders.

Administration: Except as otherwise specified in the Plan, and subject to such conditions and limitations as the Board may establish or as may be imposed by law, the Plan shall be administered by a group of Plan Administrators consisting of the Company's Chairman and Chief Executive Officer, its President and Chief Operating Officer and its Treasurer and Chief Financial Officer, acting together. Subject to any interpretation or decision by the Board, the Plan Administrators' interpretations and decisions regarding the Plan shall be final, conclusive and binding on all staff members.

Staff Eligibility: Except as provided below, all the Company's staff members with at least 3 years of continuous full or part time employment with the Company shall be eligible to purchase shares in accordance with such rules as may be prescribed by the Board or the Plan Administrators. In the event of a staff member's retirement or termination of employment before the purchase of any shares, the staff member shall no longer be eligible to purchase shares under the Plan. Rights under the Plan are not transferable by a staff member to anyone else. The Company does not have any employment contracts with its staff members, and participation in the Plan shall not constitute a promise of continued employment to any staff member.

Offering Period: The Plan Administrators shall specify the beginning date and duration of the annual Offering Period for the sale and purchase of the Company's stock. The Offering Period usually will begin promptly after the Company has filed with the SEC its annual report on Form 10-K for the preceding year, including its audited financial statements. The Offering Period ordinarily will not extend beyond the first quarter.

Share Price: Unless otherwise determined by the Board, the per share price for such shares in any year shall be the value previously specified by the Board in connection with the prior year end contribution of Company stock to the MEDITECH Profit Sharing Trust.

Shares Offered: The desire of the Board is for the Company's officers to increase their ownership of Company stock so that they will have a significant equity investment in the Company. To this end, the Board shall specify the maximum number of shares the officers individually may purchase during the Offering Period.

The Plan Administrators shall determine the maximum number of shares of the Company's stock which each non-officer staff member eligible to participate in the Plan shall be permitted to purchase during the Offering Period. The Plan Administrators may consider one or more factors, including the current compensation of such staff member, in determining the maximum number of shares offered. The number of shares offered to such staff member for purchase shall be indicated in an annual compensation letter to the staff member.

Oversubscription: The aggregate shares purchased by the staff including the officers shall not exceed the total number of shares approved by the Board. If the shares are oversubscribed, the Plan Administrators will seek Board approval to sell more shares or, short of this, devise an equitable allocation method to rectify the situation, such as a pro rata cutback.

Shareholder Education: The Company will provide to prospective shareholders any prospectus or other documents required to be furnished to them under applicable law. In addition, the Company will provide information to prospective shareholders concerning the implications of buying stock in MEDITECH. Meetings shall be held during the Offering Period, especially for those staff members who are considering becoming a shareholder for the first time. To aid them in their investment decision, the Company will indicate MEDITECH is a private company, there is no public market for its shares, and there can be no assurance they will be able to resell their shares in the future. The Company will also explain there are restrictions on the transfer of the Company's shares, requiring a holder to first offer the shares to the Company at the same price and terms as would be applicable to a potential sale to some other party.

Cash Purchase: The Company's officers and staff must purchase the stock for cash during the Offering Period by issuing a check payable to Medical Information Technology, Inc. for the complete amount of the shares to be purchased.

Record Keeping: Upon purchase of shares, the Company shall update the shareholder records to reflect the shares purchased at that time by the individual staff members. In lieu of stock certificates, a statement of stock ownership shall be provided upon completion of any transaction or at any other time upon a shareholder's request.

Board Reporting: After the completion of the Offering Period, the Plan Administrators shall report to the Board summarizing the outcome of the staff's stock transactions.

Available Shares: The amount of common stock, $1.00 par value, currently authorized by the Company's shareholders, is 35,000,000 shares. The amount of common stock issued and outstanding is currently less than the authorized shares. Thus, the Board is empowered to sell the remaining unissued shares to the staff of the Company. Shares for the Plan may also come from treasury shares.

Capital Structure: Should any change to the Company's capital structure, such as a stock split, occur during the Offering Period, an adjustment shall be made in the number of shares being offered and/or the purchase price per share as may be deemed equitable by the Board to give proper effect to such event.

Fund Application: All funds received by the Company under this Plan may be used for any corporate purpose.

Governmental Approval: The Company shall use reasonable efforts to seek and obtain the approval of, or registration with, any required governmental entity needed to sell and issue MEDITECH stock under the Plan.

Amendment or Termination: The Plan and all rights of staff members under any offering hereunder may be amended or terminated at any time at the discretion of the Board.